____________________, 2008

Board of Directors
Marco Community Bancorp, Inc.
1770 San Marco Road; Suite 201
Marco Island, Florida 34145

RE:	Marco Community Bancorp, Inc.’s Registration Statement on
Form S-1 for the Registration of 1,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Marco Community Bancorp, Inc. (“MCBI”) in connection with the offering of 1,000,000 shares of its $0.01 par value common stock covered by the above-described registration statement.

In connection therewith, we have examined the following:

•	The Articles of Incorporation of MCBI, as filed with the Secretary of State of the State of Florida;

•	The Bylaws of MCBI;

•	Minutes of a meeting of MCBI’s Board of Directors, certified as correct and complete by the Chief Executive Officer of MCBI, authorizing the sale of up to 1,000,000 shares of common stock;

•	Certificate of Active Status with respect to MCBI, issued by the Secretary of State of the State of Florida; and

•	The registration statement, including all exhibits thereto.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

•	MCBI has been duly incorporated and is validly existing under the laws of the State of Florida; and

•
The 1,000,000 shares of common stock covered by the registration statement have been legally authorized and when issued in accordance with the terms described in said registration statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the aforementioned registration statement on Form S-1 and to any amendments thereto. We also consent to the reference to this firm under the caption “Legal Matters” in the prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

IGLER & DOUGHERTY, P.A.